EXHIBIT 10.2
TESORO CORPORATION
BOARD OF DIRECTORS DEFERRED PHANTOM STOCK PLAN
Effective January 1, 2009

TESORO CORPORATION
BOARD OF DIRECTORS DEFERRED PHANTOM STOCK PLAN

i

ii

TESORO CORPORATION
BOARD OF DIRECTORS DEFERRED PHANTOM STOCK PLAN
     WHEREAS, Tesoro Corporation (the “Corporation”) previously established the Tesoro Corporation Board of Directors Deferred Phantom Stock Plan, effective March 6, 1997 (the “Plan”) for the benefit of non-employee members of the Board of Directors;
     WHEREAS, the Plan is a nonqualified deferred compensation plan that entitles such directors to receive annual nonelective contributions (“Annual Contributions”) for each year during which they serve as a director, subject to limitations prescribed under the Plan, and, if applicable, a single nonelective contribution with respect to services performed as a chairman of a Board committee and, further, to defer any part or all of the cash portion of directors’ fees earned with respect to their services performed as directors; and
     WHEREAS, the Corporation desires to amend the Plan to comply with Section 409A of the Code and the Regulations promulgated thereunder;
     NOW, THEREFORE, the Corporation adopts this amended and restated Tesoro Corporation Board of Directors Deferred Phantom Stock Plan, effective January 1, 2009 (except as otherwise specifically noted herein), as follows:
ARTICLE I
DEFINITIONS
     1.1 Account. “Account” means a bookkeeping account in the Deferred Phantom Stock Ledger which reflects the benefits to which a Participant is entitled under this Plan.
     1.2 Aggregated Plan. “Aggregated Plan” means all agreements, methods, programs, and other arrangements sponsored by the Corporation that would be aggregated with this Plan under Section 1.409A-1(c) of the Regulations.
     1.3 Beneficiary. “Beneficiary” means a person or entity designated by the Participant in accordance with Section 6.3 hereof to receive amounts credited to his Account following his death.
     1.4 Board of Directors. “Board of Directors” means the Board of Directors of the Corporation.
     1.5 Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     1.6 Committee. “Committee” means the committee designated by the Corporation to administer the Plan.
     1.7 Common Stock. “Common Stock” means the common stock, $.16 par value, of the Corporation.

     1.8 Corporation. “Corporation” means Tesoro Corporation, or any successor entity that maintains the Plan.
     1.9 Deferred Phantom Stock Ledger. “Deferred Phantom Stock Ledger” means the ledger established and maintained by the Committee to reflect each Participant’s Account under the Plan.
     1.10 Disability. “Disability” means a Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. The determination of whether a Participant suffers from a Disability shall be made by the Committee in accordance with the provisions of Code Section 409A and the Regulations promulgated thereunder.
     1.11 Distribution Schedule. “Distribution Schedule” shall mean the time and method of distributions elected (or deemed elected) by a Participant, which method may be either a lump sum payment (except that in-service lump sum payments shall not be permitted for non-elective deferral contributions) or installment payments, pursuant to which distribution of the Participant’s Vested Interest in his Account shall be made or shall commence. Such election shall be made at the time and in the manner described in Section 2.2 hereof; provided, however, that a Distribution Schedule elected by the Participant pursuant to which installment payments are to be made must require annual installments for a period not to exceed ten (10) years.
     1.12 Effective Date. “Effective Date” means January 1, 2009, except as specifically noted herein.
     1.13 NYSE. “NYSE” shall mean the New York Stock Exchange, or, if the Common Stock is no longer traded on such exchange, the principal stock exchange or other securities market on which the Common Stock is publicly traded.
     1.14 Participant. “Participant” means an eligible member of the Board of Directors described in Section 2.1 below.
     1.15 Plan. “Plan” means this amended and restated Tesoro Corporation Board of Directors Deferred Phantom Stock Plan, effective January 1, 2009 (except as specifically noted herein), as set forth in this document and as may be amended from time to time.
     1.16 Plan Year. “Plan Year” means the calendar year.
     1.17 Regulations. “Regulations” means the Treasury Regulations promulgated under the Code.
     1.18 Retirement. “Retirement” or “Retired” means the cessation of a Participant’s service for the Board of Directors, as determined by the Board of Directors pursuant to a written resolution adopted by its members (other than the Participant) following the Participant’s (a) attainment of the age at which he is no longer eligible for re-election under the Corporation’s Governance Policy or (b) completion of at least three (3) years of service as a director.

     1.19 Separation from Service. “Separation from Service” means the date on which the Participant ceases to be a director of the Corporation; provided that a Separation from Service shall not have occurred if the Corporation anticipates that the Participant will continue to provide services to the Corporation or a subsidiary, whether as an employee or consultant or in any other capacity. The determination of whether a Separation from Service has occurred shall be made by the Committee in accordance with Section 1.409A-1(h) of the Treasury Regulations, or such other guidance with respect to Code Section 409A that may be in effect on the date of determination.
     1.20 Unit. “Unit” shall mean a unit of beneficial interest allocated to a Participant’s Account pursuant to Article IV hereunder. The value of a Unit for purposes of this Plan shall be determined by the Committee based upon the closing quotation of the Common Stock on the NYSE on the date of the determination.
     1.21 Vested Interest. “Vested Interest” shall mean that portion of the Participant’s Account in which he has a nonforfeitable right. A Participant’s Vested Interest shall be determined in accordance with Article V hereof.
ARTICLE II
ELIGIBILITY AND PARTICIPATION
     2.1 Eligibility to Participate. All members of the Board of Directors who are not otherwise employed and have not been employed within the last three years by the Corporation or a subsidiary of the Corporation will be eligible to participate in this Plan. An eligible member of the Board of Directors will automatically become a Participant in this Plan as of the date on which his service as a member of the Board of Directors commences.
     2.2 Participation Agreements.
     (a) Elections Upon Commencement of Participation. An eligible director may elect to defer any part or all of the cash portion of his directors’ fees under the Plan by executing a participation agreement in such form and at such time as the Committee shall require, provided that the participation agreement shall be executed within thirty (30) days of the date on which his service as a member of the Board of Directors commences. The Participant’s election shall become effective immediately following the Committee’s receipt of the Participant’s executed participation agreement. The Participant may, at such time, also irrevocably elect the Distribution Schedule under which benefits hereunder will be paid, subject to the restrictions of the Plan. A Participant’s failure to timely submit a participation agreement in accordance with this paragraph (a) shall be deemed an election by the Participant to defer zero percent (0%) of his directors’ fees for the Plan Year during which the Participant first becomes eligible to participate. A Participant’s failure to elect a Distribution Schedule in accordance with this paragraph (a) shall be deemed an election by the Participant to receive his benefits hereunder in a lump sum payment within the ninety (90) day period following such Participant’s Separation from Service. The Participant’s election (or deemed election) shall become irrevocable as of the last day of the 30-day period during which the Participant is permitted to make an election in accordance with this paragraph (a).

     (b) Annual Deferral Elections. A Participant’s election (or deemed election) shall remain effective for each subsequent Plan Year for which the Participant is eligible to participate in the Plan, unless and until such election (or deemed election) is modified or revoked by the Participant in accordance with this paragraph (b). A Participant may modify or revoke an election (including a deemed election) with respect to the deferral of directors’ fees to be earned in a subsequent Plan Year by submitting an executed participation agreement to the Committee, in such form as the Committee shall require, no later than the day immediately preceding the Plan Year in which such directors’ fees will be earned.
     (c) Subsequent Elections Regarding Method of Payment. The Committee may, in its sole and absolute discretion, permit a Participant to subsequently modify a prior election (or deemed election) in order to change the method of payment to be received hereunder, provided that (i) such subsequent election shall not take effect for at least twelve (12) months following the date on which the subsequent election is made, (ii) with respect to a payment that the Participant is entitled to receive following his Separation from Service or pursuant to a Distribution Schedule, the payment with respect to which such subsequent election is made is deferred at least five (5) years from the date on which such payment would otherwise have been made absent such subsequent election (or in the case of installment payments, five (5) years from the date the first payment was scheduled to be made), and (iii) with respect to the payment of benefits hereunder pursuant to a Distribution Schedule, such subsequent election is made no less than twelve (12) months prior to the date the payment is scheduled to be made (or in the case of installment payments, five (5) years from the date the first payment was scheduled to be made).
     (d) 2008 Special Election. Notwithstanding any provision herein to the contrary, effective December 12, 2008, each Participant may elect to modify an existing election (or deemed election) provided that such election: (i) may apply only to amounts that would not otherwise be payable in 2008, (ii) may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008, (iii) shall be made no later than December 31, 2008 and prior to such earlier date as may be established by the Committee, (iv) shall not apply to non-elective deferral contributions and (v) shall be made in the manner and subject to such restrictions as shall be determined by the Committee.
ARTICLE III
DEFERRAL CONTRIBUTIONS
     3.1 Annual Nonelective Deferral Contributions. As of the last day of each Plan Year, the Committee shall credit a nonelective deferral contribution to each Participant’s Account in an amount equal to $7,250.00 (or such pro rata amount determined by the Committee based upon the actual number of days served by the Participant during the Plan Year). Notwithstanding the foregoing, the annual credits under this Section 3.1 are limited to fifteen (15) full annual credits (partial credits being aggregated for the purposes of this limitation), taking into account both the previous accruals of retirement benefits under the Director Retirement Plan (based on the effective date of such director’s service) and credits under this Plan.
     3.2 Nonelective Deferral Contribution for Committee Chairmen. Each Participant who is serving as a chairman of a committee of the Board of Directors immediately prior to his

Separation from Service and who has served at least three (3) years as a director shall have an additional nonelective deferral contribution in the amount of $5,000.00 credited to his Account as of the date of his Separation from Service.
     3.3 Election to Defer Fees. Each Participant shall have the right to irrevocably elect, on an annual basis, to defer any part or all of the cash portion of his directors’ fees in accordance with Section 2.2 hereof. The amount elected to be deferred by the Participant shall be credited to the Participant’s Account as of the last business day of the calendar quarter following the date on which such fees would otherwise have been paid.
ARTICLE IV
CREDITING ACCOUNTS
     4.1 Establishing a Participant’s Account. The Committee will establish and maintain an Account for each Participant, which shall be reflected in the Deferred Phantom Stock Ledger.
     4.2 Credit of Deferral Contributions. The Committee will credit the Participant’s Account with a number of Units equal in value to the Nonelective Deferral Contributions and the Participant deferrals, as provided in Article III above.
     4.3 Crediting of Earnings and Losses. As of the last business day of each calendar quarter, the Committee shall update the Accounts to reflect the increase or decrease in the value of the Units credited to each Participant’s Account.
     4.4 Crediting of Dividends and Distributions. As of the date on which dividends or distributions are paid with respect to Common Stock, the Committee shall credit each Participant’s Account with an amount equal to the value of such dividends or distributions as if paid with respect to the Units credited to the Participant’s Account on such date. If dividends or distributions are paid in the form of shares of Common Stock, the Participant’s Account shall be credited with a number of Units equal to the number of shares deemed distributed with respect to each Unit credited to his Account on such date. If dividends or distributions are paid in any other form, the Participant’s Account shall be credited with a number of Units equal in value to the amounts deemed distributed with respect to each Unit credited to his Account on such date. The value of any dividend or distribution that is not paid in cash or shares of Common Stock shall be determined by the Committee in its sole and absolute discretion.
     4.5 Voting Rights. No Participant shall have voting rights with respect to any Units credited to his Account.
ARTICLE V
VESTING
     5.1 Annual Nonelective Deferral Contribution. Except as otherwise provided in Section 8.3 hereof, the Participant shall be 100% vested in the nonelective deferral contributions made pursuant to Section 3.1 above as of the earlier of (a) his completion of three (3) years of service as a member of the Board of Directors or (b) his death, Retirement, or Disability. A Participant’s service, for the purpose of determining his vested interest under this Section 5.1, shall be measured from the date on which the Participant’s service as a member of the Board of Directors commences. Amounts credited to a Participant’s Account to which he does not have a vested interest shall be forfeited as of the date of the Participant’s Separation from Service.
     5.2 Other Deferral Contributions. The Participant shall be immediately 100% vested in the nonelective and elective deferral contributions made pursuant to Sections 3.2 and 3.3, respectively.
ARTICLE VI
DISTRIBUTIONS
     6.1 General. Except to the extent otherwise provided in this Article VI, distribution of a Participant’s Vested Interest shall be made, or shall commence, in accordance with the Distribution Schedule elected (or deemed elected) by such Participant under Section 2.2 within ninety (90) days of the Participant’s Separation from Service. All distributions shall be made in cash. The amount credited to the Participant’s Account for purposes of a distribution hereunder shall be determined based upon the number of Units credited to the Participant’s Account as of the date of the Participant’s Separation from Service, increased by the amount, if any, to which the Participant is entitled under Article III after such date.
     6.2 Distribution Upon Death. Distribution of a Participant’s Vested Interest on account of death while serving as a director shall be made in a lump sum payment to his Beneficiary(ies) within the ninety (90) day period following the Participant’s death. In the event of the Participant’s death during a period of installment payments, the remainder of the Participant’s Vested Interest shall be paid to his Beneficiary(ies) in a lump sum within the ninety (90) day period following the Participant’s death.
     6.3 Designation of Beneficiary. Each Participant, at the time of making his initial deferral election, must file with the Committee a designation of one or more Beneficiaries to whom distributions otherwise due the Participant will be made in the event of his death prior to the complete distribution of the amount credited to his Account. The designation will be effective upon receipt by the Committee of a properly executed form which the Committee has approved for that purpose. The Participant may from time to time revoke or change any designation of Beneficiary by filing another approved Beneficiary designation form with the Committee. If there is no valid designation of Beneficiary on file with the Committee at the time of the Participant’s death, or if all of the Beneficiaries designated in the last Beneficiary designation have predeceased the Participant or otherwise ceased to exist, the Beneficiary will be the Participant’s spouse, if the spouse survives the Participant, or otherwise the Participant’s estate. A Beneficiary must survive the Participant by 60 days in order to be considered to be living on the date of the Participant’s death. If any Beneficiary survives the Participant but dies or otherwise ceases to exist before receiving all amounts due to the Beneficiary from the Participant’s Account, the balance of the amount that would have been paid to that Beneficiary will, unless the Participant’s designation provides otherwise, be distributed to the individual deceased Beneficiary’s estate or to the Participant’s estate in the case of a Beneficiary which is not an individual.
     6.4 Disability. Distribution of a Participant’s Vested Interest on account of Disability while serving as a director shall be made in a lump sum payment to him within the ninety (90) day period following the Committee’s determination of the Participant’s Disability. In the event of the Participant’s Disability during a period of installment payments, the remainder of the Participant’s Vested Interest shall be paid to him in a lump sum within the ninety (90) day period following the Committee’s determination of the Participant’s Disability.
     6.5 Responsibility for Distributions and Withholding of Taxes. The Committee will furnish to the Corporation information sufficient for the Corporation to pay the amount of any distribution hereunder. The Corporation shall be authorized to calculate and withhold from any distribution such amounts as it determines necessary to satisfy its obligations to withhold for any federal, state or local income and/or employment taxes.
     6.6 Change in Time of Payments. Notwithstanding any provision of this Article VI to the contrary, the benefits payable hereunder may, to the extent expressly provided in this Section 6.6, be paid prior to or later than the date on which they would otherwise be paid to the Participant.
     (a) Distribution in the Event of Income Inclusion Under Code Section 409A. If any portion of a Participant’s Account is required to be included in income by the Participant prior to receipt due to a failure of this Plan or any Aggregated Plan to comply with the requirements of Code Section 409A and the Regulations, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of: (i) the portion of his or her Account required to be included in income as a result of the failure of the Plan or any Aggregated Plan to comply with the requirements of Code Section 409A and the Regulations, or (ii) the balance of the Participant’s Account.
     (b) Distribution Necessary to Satisfy Applicable Tax Withholding. If the Corporation is required to withhold amounts to pay the Participant’s portion of the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) or 3121(v)(2) with respect to amounts that are or will be paid to the Participant under the Plan before they otherwise would be paid, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of: (i) the amount in the Participant’s Account or (ii) the aggregate of the FICA taxes imposed and the income tax withholding related to such amount.
     (c) Delay for Payments in Violation of Federal Securities Laws or Other Applicable Law. In the event the Corporation reasonably anticipates that the payment of benefits as specified hereunder would violate Federal securities laws or other applicable law, the Committee may delay the payment under this Article VI until the earliest date at which the Corporation reasonably anticipates that making of such payment would not cause such violation.
     (d) Delay for Insolvency or Compelling Business Reasons. In the event the Corporation determines that the making of any payment of benefits on the date specified hereunder would jeopardize the ability of the Corporation to continue as a going concern, the Committee may delay the payment of benefits under this Article VI until the first calendar year in which the Corporation notifies the Committee that the payment of benefits would not have such effect.

     (e) Administrative Delay in Payment. The payment of benefits hereunder shall begin at the date specified in accordance with the provisions of the foregoing paragraphs of this Article VI; provided that, in the case of administrative necessity, the payment of such benefits may be delayed up to the later of the last day of the calendar year in which payment would otherwise be made or the 15th day of the third calendar month following the date on which payment would otherwise be made. Further, if, as a result of events beyond the control of the Participant (or following the Participant’s death, the Participant’s Beneficiary), it is not administratively practicable for the Committee to calculate the amount of benefits due to Participant as of the date on which payment would otherwise be made, the payment may be delayed until the first calendar year in which calculation of the amount is administratively practicable.
     (f) No Participant Election. Notwithstanding the foregoing provisions, if the period during which payment of benefits hereunder will be made occurs, or will occur, in two calendar years, the Participant shall not be permitted to elect the calendar year in which the payment shall be made.
ARTICLE VII
ADMINISTRATION
     7.1 Committee Appointment. The Board of Directors will have the sole discretion to remove any one or more Committee members and appoint one or more replacement or additional Committee members from time to time.
     7.2 Committee Organization and Voting. The Committee will select from among its members a chairman who will preside at all of its meetings and will elect a secretary without regard to whether that person is a member of the Committee. The secretary will keep all records, documents and data pertaining to the Committee’s supervision and administration of the Plan. A majority of the members of the Committee will constitute a quorum for the transaction of business and the vote of a majority of the members present at any meeting will decide any question brought before the meeting. In addition, the Committee may decide any question by vote, taken without a meeting, of a majority of its members. A member of the Committee who is also a Participant will not vote or act on any matter relating solely to himself.
     7.3 Powers of the Committee. The Committee will have the exclusive responsibility for the general administration of the Plan according to the terms and provisions of the Plan and will have all powers necessary to accomplish those purposes, including but not by way of limitation the right, power and authority:
     (a) To make rules and regulations for the administration of the Plan;
     (b) To construe all terms, provisions, conditions and limitations of the Plan;
     (c) To correct any defect, supply any omission or reconcile any inconsistency that may appear in the Plan in the manner and to the extent it deems expedient to carry the Plan into effect for the greatest benefit of all parties at interest;

     (d) To determine all controversies relating to the administration of the Plan, including but not limited to:
     (i) Differences of opinion arising between the Corporation and a Participant; and
     (ii) Any question relating to the uniform administration of the Plan; and
     (e) To delegate those clerical and recordation duties of the Committee, as it deems necessary or advisable for the proper and efficient administration of the Plan.
     7.4 Committee Discretion. The Committee in exercising any power or authority granted under this Plan or in making any determination under this Plan shall perform or refrain from performing those acts using its sole discretion and judgment. Any decision made by the Committee or any refraining to act or any act taken by the Committee in good faith shall be final and binding on all parties. The Committee’s decision shall be final and binding on all parties and shall not be subject to review.
     7.5 Annual Statements. The Committee will cause each Participant to receive an annual statement as soon as administratively practicable after the conclusion of each Plan Year, which statement shall describe the number of Units credited to his Account during that Plan Year, the total number of Units credited to his Account as of the end of the Plan Year and the value of those Units as of the end of the Plan Year.
     7.6 Reimbursement of Expenses. The members of the Committee will serve without compensation for their services but will be reimbursed by the Corporation for all expenses properly and actually incurred in the performance of their duties under the Plan.
     7.7 Indemnification. To the extent permitted by applicable law, the Corporation shall indemnify and hold harmless each member of the Committee from and against any and all claims and expenses (including, without limitation, attorney’s fees and related costs), in connection with the performance by such member of his duties in that capacity, other than any of the foregoing arising in connection with the willful neglect or willful misconduct of the person so acting.
ARTICLE VIII
AMENDMENT AND/OR TERMINATION
     8.1 Amendment or Termination of the Plan. The Corporation may amend or terminate the Plan at any time by written instrument adopted by the members of the Board of Directors.
     8.2 No Retroactive Effect on Account. No amendment will affect the rights of any Participant to his Account or change the method of valuing the Units then credited to his Account without the Participant’s consent.
     8.3 Effect of Termination. If the Plan is terminated, each Participant’s Account shall become fully vested. In addition, to the extent provided by the Corporation in accordance with Section 8.1, the Plan may be liquidated following a termination under any of the following circumstances:

     (a) the termination and liquidation of the Plan within twelve (12) months of a complete dissolution of the Corporation taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A); provided that the amounts deferred under this Plan are included in the Participants’ gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received): (i) the calendar year in which the Plan is terminated; (ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.
     (b) the termination and liquidation of the Plan pursuant to irrevocable action taken by the Corporation within the thirty (30) days preceding or the twelve (12) months following a Change of Control; provided that all Aggregated Plans are terminated and liquidated with respect to each Participant that experienced the Change of Control, so that under the terms of the termination and liquidation, all such Participants are required to receive all amounts of deferred compensation under this Plan and any other Aggregated Plans within twelve (12) months of the date the Corporation irrevocably takes all necessary action to terminate and liquidate this Plan and such other Aggregated Plans;
     (c) the termination and liquidation of the Plan, provided that: (i) the termination and liquidation does not occur proximate to a downturn in the Corporation’s financial health; (2) the Corporation terminates and liquidates all Aggregated Plans; (3) no payments in liquidation of this Plan are made within twelve (12) months of the date the Corporation irrevocably takes all necessary action to terminate and liquidate this Plan, other than payments that would be payable under the terms of this Plan if the action to terminate and liquidate this Plan had not occurred; (4) all payments are made within twenty four (24) months of the date on which the Corporation irrevocably takes all action necessary to terminate and liquidate this Plan; and (5) the Corporation does not adopt a new Aggregated Plan at any time within three (3) years following the date on which the Corporation irrevocably takes all action necessary to terminate and liquidate the Plan.
For purposes of this Section 8.3, the term “Change of Control” shall have the meaning ascribed to it under the Tesoro Board of Directors Deferred Compensation Plan, effective January 1, 2009, as may be amended from time to time.
ARTICLE IX
UNFUNDED PLAN
     9.1 Benefits from General Assets of Corporation. The Corporation may establish a trust fund for the purpose of retaining assets set aside by the Corporation pursuant to a trust agreement for payment of all or a portion of the benefits payable pursuant to Article VI of the Plan. Any such benefits not paid from a trust fund shall be paid from the Corporation’s general assets. The trust fund, if such shall be established, shall be subject to the claims of general creditors of the Corporation in the event the Corporation is Insolvent (as defined in the trust agreement).
     9.2 No Requirement to Fund. The Corporation is not required to set aside any assets for payment of the benefits provided under this Plan; however, it may do so as provided in the trust agreement, if any. A Participant shall have no security interest in any such amounts.

     9.3 Adoption of Trust. All benefits under the Plan shall be the unsecured obligations of the Corporation and, except for those assets that may be placed in a trust fund established in connection with this Plan, no assets will be placed in trust or otherwise segregated from the general assets of the Corporation for the payment of obligations hereunder. If assets are placed in a trust fund, the trust agreement, to the extent required by the Code, shall conform in all material respects to the model trust set forth in Internal Revenue Service Revenue Procedure 92-64. To the extent that any person acquires a right to receive payments hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.
     9.4 Status as Unsecured Creditor. The establishment of this Plan shall not be construed as giving to any Participant or Beneficiary or any person whomsoever, any legal, equitable or other rights against the Corporation, or its officers, directors, agents or shareholders, or as giving to any Participant or Beneficiary any equity or other interest in the assets or business of the Corporation or shares of Corporation stock or as giving any director the right to be retained in the service of the Corporation. All directors shall be subject to discharge to the same extent they would have been if this Plan had never been adopted. The rights of a Participant hereunder shall be solely those of an unsecured general creditor of the Corporation.
ARTICLE X
MISCELLANEOUS
     10.1 Distributions to Incompetents or Minors. Should a Participant become incompetent or should a Participant designate a Beneficiary who is a minor or incompetent, the Committee is authorized to distribute any funds due to the parent of the minor or to the guardian of the minor or incompetent or directly to the minor or to apply those funds for the benefit of the minor or incompetent in any manner the Committee determines in its sole discretion.
     10.2 Nonalienation of Benefits. No right or benefit provided in this Plan will be transferable by the Participant except, upon his death, to a named Beneficiary as provided in this Plan. No right or benefit under this Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same will be void. No right or benefit under this Plan will in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to a benefit. If any Participant or any Beneficiary becomes bankrupt or attempts to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit under this Plan, that right or benefit will, in the discretion of the Committee, cease. In that event, the Committee may have the Corporation hold or apply the right or benefit or any part of it to the benefit of the Participant or Beneficiary, his or her spouse, children or other dependents or any of them in any manner and in any proportion the Committee believes to be proper in its sole and absolute discretion, but is not required to do so.
     10.3 Reliance Upon Information. The Committee will not be liable for any decision or action taken in good faith in connection with the administration of this Plan. Without limiting the generality of the foregoing, any decision or action taken by the Committee when it relies upon information supplied it by any officer of the Corporation, the Corporation’s legal counsel, the Corporation’s independent accountants or other advisors in connection with the administration of this Plan will be deemed to have been taken in good faith.

     10.4 Severability. If any term, provision, covenant or condition of the Plan is held to be invalid, void or otherwise unenforceable, the rest of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated.
     10.5 Notice. Any notice or filing required or permitted to be given to the Committee or a Participant will be sufficient if in writing and hand delivered or sent by U.S. mail to the principal office of the Corporation or to the residential mailing address of the Participant. Notice will be deemed to be given as of the date of hand delivery or if delivery is by mail, as of the date shown on the postmark.
     10.6 Gender and Number. Words used in this Plan of one gender are to be construed as though they were also used in another gender in all cases where they would so apply and likewise words in the singular or plural are to be construed as though they also included the other in all cases where they would so apply.
     10.7 Governing Law. The Plan will be construed, administered and governed in all respects by the laws of the State of Texas.
     IN WITNESS WHEREOF, the Corporation has executed this document on this 12th day of December, 2008, to be effective as of January 1, 2009 (except as otherwise specifically noted herein).

TESORO CORPORATION

By:	/s/ SUSAN A. LERETTE

Name:	Susan A. Lerette
Its:	SVP, Administration